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   FORM 4                                        U.S. SECURITIES AND EXCHANGE COMMISSION
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                                                          WASHINGTON, D.C. 20549
[_] Check this box if no longer                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    subject to Section 16. Form      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
    4 or Form 5 obligations may         Section 17(a) of the Public Utility Holding Company Act of 1935
    continue. See Instructions 1(b)         or Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person  2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to Issuer
                                                                                                    (Check all applicable)
   Steinberg     Gilbert                     AstroPower, Inc.       NASDAQ: APWR
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   (Last)        (First)     (Middle)    3. IRS or Social Security  4. Statement for    X  Director             ___ 10% Owner
                                            Number of Reporting        Month/Year      ___ Officer              ___ Other
                                            Person (Voluntary)          December, 1999     (give title below)       (specify below)
   c/o AstroPower, Inc.
   Solar Park
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                  (Street)                                          5. If Amendment,            -----------------------------
                                                                       Date of Original
                                                                       (Month/Year)

   Newark     DE        19716-2000
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   (City)     (State)   (Zip)                   Table 1 - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security                     2. Trans-  3. Trans-    4. Securities Acquired   5. Amount of   6. Ownership 7. Nature
   (Instr. 3)                               action     action       (A) or Disposed of (D)   Securities     Form:        of Indirect
                                            Date       Code         (Instr, 3, 4 and 5)      Beneficially   Direct (D)   Beneficial
                                            (Month/    (Instr. 8)                            Owned at       or Indirect  Ownership
                                             Day/   -------------------------------------    End of         (I) (Instr.  (Instr. 4)
                                             Year)                                           Month          4)
                                                     Code     V     Amount (A) or  Price     (Instr. 3 & 4)
                                                                           (D)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly
(Print or Type Responses)                                                                                                     (Over)

FORM 4 (continued)      Table II - Derivative Securities Acquired, Disposed of,
                           or Beneficially Owned (e.g., puts, calls, warrants,
                                 options, convertible securities)


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1. Title of Derivative Security  2. Conver-        3. Trans-         4. Trans-        5. Number of Deriv-    6. Date Exer-
   (Instr. 3)                       sion or           action            action           ative Securities       cisable and
                                    Exercise          Date              Code             Acquired (A) or        Expiration Date
                                    Price of          (Month/           (Instr. 8)       Disposed of (D)        (Month/Day/
                                    Deri-              Day/                              (Instr. 3, 4, and 5)    Year)
                                    vative             Year)
                                    Security

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                                                                                                            Date      Expir-
                                                                                                            Exer-     ation
                                                                                                            cisable   Date
                                                                   -----------------------------------
                                                                     Code    V        (A)     (D)
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Common Stock Option                 $12.125             12/6/99       J               12,000   *              12/6/99    12/6/09

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* Grant of a non-Section 16b(3) exempt option.
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1. Title of Derivative Security    7. Title and Amount       8. Price          9. Number         10. Owner-        11. Nat-
   (Instr. 3)                          of Underlying            of                of                 ship              ure of
                                        Securities              Deriv-            Deriv-             Form              Indirect
                                       (Instr. 3 and 4)         ative             ative              of De-            Bene-
                                                                Secur-            Secur-             rivative          ficial
                                                                ity               ities              Secu-             Owner-
                                                                (Instr. 5)        Bene-              rity:             ship
                                                                                  ficially           Direct            (Instr. 4)
                                   --------------------                           Owned              (D) or
                                                                                  at End             Indirect
                                            Amount or                             of                 (I)
                                   Title    Number of                             Month              (Instr. 4)
                                             Shares                               (Instr. 4)


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Common Stock Option                  Common   12,000                                32,000               D
                                     Stock

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Explanation of Responses:

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** Intentional misstatements or omissions of facts constitute
   Federal Criminal Violations.                                        /s/ Gilbert Steinberg                     1/7/00
   See 18 U.s.C. 1001 and 15 U.S.C. 78ff(a).                           ------------------------------------     --------
                                                                          **Signature of Reporting Person         Date



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